                                                                                                                                                                    Exhibit 99.1

For Immediate Release

News Announcement

PEAK RESORTS REPORTS SECOND QUARTER FISCAL 2018 RESULTS

Wildwood, Missouri – December 7, 2017 – Peak Resorts, Inc. (NASDAQ:SKIS) (“Peak” or the “Company”), a leading owner and operator of high-quality, individually branded U.S. ski resorts, today reported financial results for its fiscal 2018 second quarter as summarized below:

(in thousands, except per share data)	Three months ended October 31,		Six months ended October 31,
	2017	2016	2017	2016

Revenues	$8,838	$8,475	$16,358	$15,601
Resort operating costs	$15,121	$13,015	$28,660	$24,779
Loss from operations	$(11,776)	$(10,136)	$(23,225)	$(20,253)
Net loss	$(8,914)	$(7,982)	$(17,509)	$(15,886)
Loss per share (basic and diluted)	$(0.66)	$(0.57)	$(1.30)	$(1.13)
Weighted average shares outstanding	13,982	13,982	13,982	13,982
Vested restricted stock units	60	29	55	34
Reported EBITDA*	$(8,622)	$(6,920)	$(16,926)	$(13,820)

*See page 3 for Definitions of Non-GAAP Financial Measures

Timothy D. Boyd, President and Chief Executive Officer, commented, “As we closed out the first half of fiscal 2018, which is the seasonally slowest part of our fiscal year, Peak Resorts delivered second quarter revenue growth of 4% and overall results consistent with our expectations. In fiscal 2018 to-date, we have succeeded with our expense management and strategic investment initiatives to position the Company for what we believe will be a very successful ski season and a strong second half of our 2018 fiscal year. In particular, Peak Pass sales were running approximately 9% higher on a unit and revenue basis over the prior year through mid-October and we have seen further strength in sales through November, including increased interest for the Drifter pass for young adults, which remains available at pre-season pricing through mid-December.

“More recently, the completion of our EB-5 funded West Lake snowmaking project enabled Mount Snow to open for the 2017/2018 season on November 11, representing one of the earliest openings on record for our flagship resort. The powerful new snowmaking infrastructure in place at Mount Snow allowed our team to welcome skiers with the most skiable terrain in the Northeast and build on that initial opening capacity with more than 180 skiable acres for the Thanksgiving holiday weekend. Skier interest at Mount Snow has been very strong, as has early visitation at Hunter Mountain, Wildcat and Big Boulder, which represents a very favorable start to the new ski season for our Northeast resorts.

“Furthermore, we expect customer excitement at Mount Snow to build throughout the season as skiers and snowboarders experience the power of our expanded snowmaking capacity to create great conditions and they see the progress we are making on the Carinthia Ski Lodge, which remains on schedule to open for the 2018/2019 ski season. Both the West Lake and Carinthia base development projects highlight Peak’s ability to structure, finance and execute facility enhancement projects that are expected to drive increased patronage and revenue growth as well as provide an attractive ROI.

“The recent federal approval of the Great North Regional Center, our new privately-managed regional center, positions Peak to leverage this new EB-5 investment sponsor for additional Northeast region development projects. As a central

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component of our long-term organic growth strategy, the Great North Regional Center provides us with enhanced oversight and improved flexibility for future EB-5 projects, including the upcoming phase two of our Mount Snow development plan, which will include 104 ski-in/ski-out residential units centered on the Carinthia base.”

Fiscal Second Quarter Results Review

Fiscal 2018 second quarter revenue increased 4.3% year over year to $8.8 million as the Company benefited from an increase in other revenue. While the fiscal second quarter is traditionally the Company’s slowest seasonal period, results in the quarter were roughly in-line with expectations.

Resort operating expenses in the fiscal 2018 second quarter rose 16.2% year over year to $15.1 million as the Company’s operating expense levels normalized versus the prior year. Peak significantly reduced variable expenses in the prior year period through employee furloughs and strict spending controls to mitigate ongoing liquidity restraints driven by the negative impact from unusually warm winter weather during the 2015/2016 ski season which led to lower overall visitation levels. The liquidity restraints which impacted the prior year period were also related to the delay in the Company’s EB-5 escrow reimbursement. General and administrative expenses remained flat at $1.5 million.

Reported EBITDA for the second fiscal quarter of 2018 was a loss of $8.6 million, compared to a loss of $6.9 million in the year-ago quarter.

Balance Sheet Update

As of October 31, 2017, the Company had cash and cash equivalents of $13.0 million and total outstanding debt of $182.2 million, including $12.4 million drawn against its revolving line of credit and long-term debt of $164.9 million. During the 2018 fiscal second quarter, the Company renewed its acquisition line of credit and entered into a new revolving line of credit.

Christopher J. Bub, Chief Financial Officer, added, “Our fiscal second quarter historically operates at a loss as our resorts are not open for ski operations during the period. However, the fiscal 2018 second quarter was a very productive period for Peak Resorts and we are positioned for solid growth in the second half of this fiscal year, dependent of course on the expectation of normal seasonal weather.

“Capital spending of $9.5 million in the quarter included $3.0 million of West Lake snowmaking project expenditures and $2.7 million for the Carinthia Ski Lodge project, both of which were EB-5 funded. The remaining $3.8 million of capital spending included the widening of the Long John trail at Mount Snow, initial spending on the Hunter Mountain expansion project and normal maintenance capital spending to prepare our resorts for the upcoming season. These capital projects are in keeping with our long-term strategy of investing in our resorts to further improve the guest experience and operating performance, which we believe will result in yield improvements across our business and enhance our resorts for the 2017/2018 ski season.

“More recently, we bolstered our liquidity position, closing on a new $10 million revolving line of credit and renewing our $15 million acquisition line of credit with Royal Banks of Missouri. In all, Peak Resorts’ capital structure positions the Company to pursue return-focused expansion at our existing resorts and growth in our mountain portfolio while returning capital to shareholders through our regular quarterly cash dividend and enhancing long-term shareholder value.”

Investor Conference Call and Webcast

The Company will host an investor conference call and webcast to discuss its fiscal 2018 second quarter results today at 4:30 p.m. ET. Interested parties can access the conference call by dialing (844) 526-1518 or, for international callers, by dialing (647) 253-8644; the conference ID number is 9696728. A webcast of the conference call can also be accessed live at ir.peakresorts.com (select “Event Calendar”). Following the completion of the call, an archived webcast will be available for replay at the same location.

Definitions and Reconciliations of Non-GAAP Financial Measures

Reported EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”). The Company defines Reported EBITDA as net income before interest, income taxes, depreciation and

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amortization, gain on sale/leaseback, other income or expense and other non-recurring items. The following table includes a reconciliation of Reported EBITDA to the GAAP related measure of net loss:

(dollars in thousands)	Three months ended October 31,		Six months ended October 31,
	2017	2016	2017	2016
Net loss	$(8,914)	$(7,982)	$(17,509)	$(15,886)
Income tax benefit	$(5,941)	$(5,226)	$(11,668)	$(10,402)
Interest expense, net	$3,196	$3,156	$6,207	$6,204
Depreciation and amortization	$3,154	$3,216	$6,299	$6,433
Investment income	$(34)	$(1)	$(89)	$(3)
Gain on sale/leaseback	$(83)	$(83)	$(166)	$(166)
Reported EBITDA*	$(8,622)	$(6,920)	$(16,926)	$(13,820)

The Company has specifically chosen to include Reported EBITDA as a measurement of its results of operations because it considers this measurement to be a significant indication of its financial performance and available capital resources. Because of large depreciation and other charges relating to the Company’s ski resorts operations, it is difficult for management to fully and accurately evaluate financial performance and available capital resources using net income alone. In addition, the use of this non-U.S. GAAP measure provides an indication of the Company’s ability to service debt, and management considers it an appropriate measure to use because of the Company’s highly leveraged position. Management believes that by providing investors with Reported EBITDA, they will have a clearer understanding of the Company’s financial performance and cash flows because Reported EBITDA: (i) is widely used in the ski industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure; (ii) helps investors to more meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the effect of its capital structure and asset base from operating results; and (iii) is used by the Board of Directors, management and lenders for various purposes, including as a measure of the Company’s operating performance and as a basis for planning.

The items excluded from net income to arrive at Reported EBITDA are significant components for understanding and assessing the Company’s financial performance and liquidity. Reported EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, net change in cash and cash equivalents or other financial statement data presented in the Company’s condensed consolidated financial statements as indicators of financial performance or liquidity. Because Reported EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Reported EBITDA as presented may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The Company operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are Company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the Company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the Company’s website at ir.peakresorts.com or follow Peak Resorts on Facebook for resort updates.

For further information, or to receive future Peak Resorts news announcements via e-mail, please contact JCIR, at 212-835-8500 or skis@jcir.com.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended April 30, 2017, filed with the Securities and Exchange Commission (the “SEC”), and as updated from time to time in the Company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor Contact:

Norberto Aja, Jim Leahy, Joseph Jaffoni

Peak Resorts, Inc.Page 4 of 7

JCIR

212-835-8500 or skis@jcir.com

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Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three months ended October 31,		Six months ended October 31,
	2017	2016	2017	2016

Net revenue	$8,838	$8,475	$16,358	$15,601

Operating expenses:
Resort operating costs	15,121	13,015	28,660	24,779
Depreciation and amortization	3,154	3,216	6,299	6,433
General and administrative	1,529	1,517	2,777	2,889
Real estate and other non-income taxes	471	537	1,155	1,100
Land and building rent	339	326	692	653
	20,614	18,611	39,583	35,854
Loss from operations	(11,776)	(10,136)	(23,225)	(20,253)

Other (expense) income:
Interest, net of amounts capitalized of
$514 and $945 in 2017 and $398 and
$782 in 2016, respectively	(3,196)	(3,156)	(6,207)	(6,204)
Gain on sale/leaseback	83	83	166	166
Other income	34	1	89	3
	(3,079)	(3,072)	(5,952)	(6,035)

Loss before income taxes	(14,855)	(13,208)	(29,177)	(26,288)
Income tax benefit	(5,941)	(5,226)	(11,668)	(10,402)
Net loss	$(8,914)	$(7,982)	$(17,509)	$(15,886)

Less declaration and accretion of Series A preferred
stock dividends	(400)	-	(800)	-
Net loss attributable to common shareholders	$(9,314)	$(7,982)	$(18,309)	$(15,886)

Basic and diluted loss per common share	$(0.66)	$(0.57)	$(1.30)	$(1.13)

Cash dividends declared per common share	$0.07	$-	$0.14	$-

Cash dividends declared per preferred share	$20.00	$-	$20.00	$-

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Consolidated Balance Sheets

(dollars in thousands, except share and per share amounts)

	October 31,	April 30,
	2017	2017
Assets	(Unaudited)

Current assets:
Cash and cash equivalents	$12,962	$33,665
Restricted cash	1,339	11,113
Income tax receivable	11,668	-
Accounts receivable	712	5,083
Inventory	2,630	2,215
Deferred income taxes	591	591
Prepaid expenses and deposits	6,926	2,183
Total current assets	36,828	54,850

Property and equipment, net	199,970	188,143
Land held for development	37,601	37,583
Restricted cash, construction	19,539	33,700
Goodwill	4,825	4,825
Intangible assets, net	755	788
Other assets	676	648
Total assets	$300,194	$320,537

Liabilities and Stockholders' Equity

Current liabilities:
Revolving lines of credit	$12,375	$4,500
Accounts payable and accrued expenses	11,120	12,371
Accrued salaries, wages and related taxes and benefits	1,045	1,035
Unearned revenue	18,753	14,092
EB-5 investor funds in escrow	-	500
Current portion of deferred gain on sale/leaseback	333	333
Current portion of long-term debt and capitalized lease obligation	2,838	3,592
Total current liabilities	46,464	36,423

Long-term debt	164,881	174,785
Capitalized lease obligations	2,148	2,708
Deferred gain on sale/leaseback	2,679	2,845
Deferred income taxes	12,474	12,474
Other liabilities	522	540
Total liabilities	229,168	229,775

Series A preferred stock, $0.01 par value per share, $1,000 liquidation preference per share, 40,000 shares authorized, 20,000 shares
issued and outstanding	17,401	17,001

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value per share, 20,000,000 shares
authorized, 13,982,400 shares issued and outstanding	140	140
Additional paid-in capital	86,529	86,372
Accumulated deficit	(33,044)	(12,751)
Total stockholders' equity	53,625	73,761
Total liabilities and stockholders' equity	$300,194	$320,537

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Supplemental Operating Data

(dollars in thousands)

(Unaudited)

	Three months ended October 31,		Six months ended October 31,
	2017	2016	2017	2016

Revenues:
Food and beverage	$2,735	$2,728	$5,565	$5,215
Hotel/lodging	$2,014	$2,052	$3,855	$3,860
Retail	$429	$430	$670	$621
Summer activities	$2,578	$2,570	$4,459	$4,549
Other	$1,082	$695	$1,809	$1,356
Total	$8,838	$8,475	$16,358	$15,601

Resort operating expenses:
Labor and labor related expenses	$8,999	$7,810	$17,610	$15,517
Retail and food and beverage cost of sales	$1,118	$912	$1,870	$1,673
Power and utilities	$800	$843	$1,589	$1,431
Other	$4,204	$3,450	$7,591	$6,158
Total	$15,121	$13,015	$28,660	$24,779